Exhibit 99.1

Paragon Futures Group, Inc. and Subsidiary

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

INDEPENDENT AUDITORS’ REPORT

Paragon Futures Group, Inc. and Subsidiary

We have audited the accompanying consolidated statement of financial condition of Paragon Futures Group, Inc. and Subsidiary, an indirect wholly owned subsidiary of GAIN Capital Holdings, Inc. (formerly a wholly owned subsidiary of optionsXpress Holdings, Inc., a wholly owned subsidiary of The Charles Schwab Corporation), as of December 31, 2011, and the related consolidated statements of operations, cash flows, and changes in stockholder’s equity for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Paragon Futures Group, Inc. and Subsidiary at December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 5, subsequent to December 31, 2011 optionsXpress Holdings, Inc. committed to a plan to dispose of Paragon Futures Group, Inc. and Subsidiary, and initiated an active plan to identify a buyer. As a result of this disposal plan, the Company recognized goodwill impairment for the year ended December 31, 2011. As discussed in Note 19, a transaction was completed on August 31, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinios

November 16, 2012

PARAGON FUTURES GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2011

Assets
Cash	$570,097
Cash segregated and on deposit for regulatory purposes	91,492,048
Receivables from brokers	765,138
Income tax receivable	1,199,529
Fixed assets - net	433,933
Goodwill	7,734,840
Intangible assets - net	393,000
Due from affiliate	529,379
Other assets	588,282

Total assets	$103,706,246

Liabilities and Stockholders’ Equity
Payables to brokerage clients	$87,787,562
Payables to affiliate	490,325
Accrued compensation and benefits	176,673
Deferred taxes payable	—
Accrued expenses and other liabilities	1,858,624

Total liabilities	$90,313,184

Stockholders’ Equity
Common stock; ($0 par value; 1,500 shares authorized; 1,500 shares issued and outstanding)	$—
Additional paid-in capital	9,997,002
Retained earnings	3,396,060

Total stockholders’ equity	$13,393,062

Total Liabilities and Stockholders’ Equity	$103,706,246

See notes to consolidated financial statements.

PARAGON FUTURES GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

Net Revenues
Trading revenue	$12,674,131
Interest revenue and fees	39,067
Interest expense	(10,124)

Net interest revenue and fees	28,943
Other	847,255

Total net revenues	13,550,329

Expenses
Impairment of goodwill	16,872,736
Compensation and benefits	1,674,671
Brokerage, clearing, and other related expenses	9,347,649
Professional services	885,643
Technology and telecommunication	667,448
Depreciation and amortization	645,826
Advertising and market development	268,785
Support services charged by affiliate	203,448
Other	946,406

Total expenses	31,512,612

Net loss before income tax benefit	(17,962,283)
Income tax benefit	(1,558,108)

Net Loss	$(16,404,175)

See notes to consolidated financial statements.

GAIN CAPITAL HOLDINGS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2011

	Common Stock		Additional Paid in Capital	Retained Earnings	Total
	Shares	Amount

Balance at January 1, 2011	1,500	$—	$9,997,002	$17,650,237	$27,647,239

Additional goodwill allocated and contributed by Parent (see note 8 - Goodwill)	—	—		2,149,998	2,149,998

Net loss	—	—	—	(16,404,175)	(16,404,175)

Balance at December 31, 2011	1,500	$—	$9,997,002	$3,396,060	$13,393,062

See notes to consolidated financial statements.

PARAGON FUTURES GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

Cash flows from operating activities
Net loss	$(16,404,175)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill	16,872,736
Depreciation and amortization	645,826
Provision for doubtful accounts	266,000
Deferred tax benefit	(1,217,459)

Net change in:
Cash segregated and on deposit for regulatory purposes	(2,834,265)
Receivables from brokers	(301,510)
Income tax receivable	(402,172)
Due from affiliate	409,387
Other assets	(265,377)
Payables to brokerage clients	2,711,366
Accrued expenses and other liabilities	1,104,826
Due to affiliate	(322,718)
Compensation and benefits payable	66,673

Net cash provided by operating activities	329,138

Cash flows from investing activities
Purchases and development of computer software	(297,396)

Cash used in investing activities	(297,396)

Increase in cash	31,742
Cash at beginning of year	538,355

Cash at end of year	$570,097

Supplemental cash flow information
Goodwill allocated and contributed by Parent (see “note 8 - Goodwill”)	$2,149,998

Interest paid	$10,124

See notes to consolidated financial statements.

PARAGON FUTURES GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2011

1.	Basis of Presentation

Paragon Futures Group, Inc. and its subsidiary Open E Cry, LLC (together the “Company”) follow United States generally accepted accounting principles (GAAP), including certain accounting guidance used by the brokerage industry.

2.	Organization and Nature of Business

Paragon Futures Group, Inc. owns all outstanding membership units in Open E Cry, LLC (OEC). OEC is a single member limited liability company and is registered as a futures commission merchant (FCM) with the US Commodity Futures Trading Commission (CFTC) and is a member of the National Futures Association (NFA). The Company is focused on providing internet-based futures brokerage services to retail and institutional clients. The Company clears all of its futures accounts transactions as a non-clearing FCM through an omnibus account arrangement with several clearing FCMs. The Company is a wholly-owned subsidiary of optionsXpress Holdings, Inc. (the “Parent”), which is a wholly-owned subsidiary of The Charles Schwab Corporation (CSC).

On September 1, 2011, CSC completed its acquisition of all of the outstanding common shares of the Parent. The Parent continues as a wholly-owned subsidiary of CSC. As a result of the acquisition, all of the direct and indirect subsidiaries of the Parent, including the Company, have become indirect subsidiaries of CSC.

3.	Summary of Significant Accounting Policies

Use of Estimates –The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions regarding the valuation of goodwill and other intangible assets and other matters affecting the financial statements and the accompanying notes presented. Actual results could differ from management’s estimates.

Cash Segregated and On Deposit for Regulatory Purposes –Cash segregated and on deposit for regulatory purposes consists of interest-bearing cash deposits with banks or FCMs that have been segregated or secured for the benefit of futures clients according to the regulations of the CFTC governing an FCM.

Client Transactions –Client asset and liability balances related to their futures activity are recorded on a trade-date basis. Revenues and expenses related to client transactions are recorded on a trade-date basis. Securities and net commodity option positions owned by clients and held by the Company as collateral are not reflected in the consolidated statement of financial condition.

Fixed Assets –Fixed assets consist of software, furniture and fixtures, which are carried at cost, less accumulated depreciation and amortization. The Company depreciates all software, furniture and fixtures on a straight-line basis over a period between three and five years based on the expected life of the asset purchased.

The Company capitalizes costs associated with software developed for internal use. Capitalized costs include external direct costs of materials and services consumed in developing or obtaining internal-use software and payroll for employees directly associated with, and who devote time to, the development of the internal-use software. Costs incurred in the development and enhancement of the software that do not meet the capitalization criteria are expensed as incurred. Capitalized internal and purchased software costs are amortized on a straight-line basis over three years. The Company periodically reviews these capitalized costs for impairment.

Goodwill — The Company has recorded goodwill to the extent that the purchase price of a business acquisition has exceeded the fair value of the net identifiable tangible and intangible assets of the acquired business. For acquisitions that were completed prior to 2009, goodwill may also be recorded in connection with the payment of additional contingent consideration. The Company tests goodwill for impairment on an annual basis, or whenever events and circumstances indicate that the carrying value may not be recoverable. The Company’s annual impairment testing date is May 1. The Company performs a two-step goodwill impairment test. In step one, the estimated fair value of the reporting unit is compared to its carrying value. If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a step two test is required. In step two, the amount of any goodwill impairment is measured by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of goodwill, with the resulting impairment reflected in the consolidated statement of operations.

In performing the annual goodwill impairment test in 2011, the Company utilized quoted market prices of the Parent’s then common stock to estimate the fair value of the Company. The estimated fair value was then allocated to the Parent’s subsidiaries, including the Company, based on operating revenues, and was compared to the carrying value of the subsidiary.

In connection with the planned disposal of the Company, goodwill was deemed impaired for the year ended December 31, 2011. See “note 5 –Disposal Plan” for further discussion.

Intangible Assets –The Company has recorded intangible assets for specifically identified intangible assets from a previous business acquisition. Intangible assets that are determined to have a definite life are amortized on a straight-line basis over the determined life of the respective asset. The Company’s policy is to review identified intangible assets for impairment on at least an annual basis or whenever events and circumstances indicate that the carrying value may not be recoverable.

Trading Revenue –The Company derives trading revenue from commissions on client transactions in futures and futures related products. Trading revenue and related brokerage, clearing, and other related costs are recognized on a trade-date basis.

Interest Revenue and Fees –Interest revenue and fees consist primarily of the Company’s portion of the income generated by cash held and invested by the Company’s bank and clearing FCMs, net of interest paid to clients on their credit balances. Interest revenue and fees are recorded on an accrual basis.

Brokerage Commissions –Brokerage commissions consist of commissions paid out to the Company’s independent brokers. Brokerage commissions are accrued for and paid out on a trade-date basis.

Advertising and Market Development -Advertising and market development costs are incurred for the production and communication of advertising, as well as other marketing activities. The Company expenses the cost of advertising and market development as incurred, except for costs related to the production of broadcast advertising, which are expensed when the first broadcast occurs. The Company did not capitalize any production costs associated with broadcast advertising during the year ended December 31, 2011.

Income Taxes – The Company files a consolidated income tax return with its Parent. Deferred income tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using the currently enacted tax rates. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized.

Uncertain income tax positions are initially recognized in the financial statements when it is more likely than not that the positions will be sustained upon examination by the tax authorities. At December 31, 2011, the Company did not have any liabilities for unrecognized tax benefits and does not anticipate a significant change in the amount of unrecognized tax benefits within the next twelve months.

Stock-Based Compensation -The Company participates in CSC’s stock incentive plans and records its allocated share of CSC’s stock-based compensation expense. Stock-based compensation includes employee and board of director stock options, restricted stock awards and restricted stock units. CSC measures compensation expense for these share-based payment arrangements based on their estimated fair values as of the awards’ grant date. The fair value of the share-based award is recognized over the vesting period as stock-based compensation expense. Prior to CSC’s acquisition of the Parent, the Company participated in the equity incentive plans of the Parent.

Stock-based compensation expense is based on awards expected to vest and therefore is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant based on CSC’s historical forfeiture experience and revised in subsequent periods if actual forfeitures differ from those estimates.

4.	New Accounting Standards

In December 2011, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2011-11 Balance Sheet: Disclosures about Offsetting Assets and Liabilities. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. This ASU is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The Company does not expect the adoption of ASU 2011-11 to have a material impact on the Company’s condensed consolidated financial statements.

Goodwill Impairment Test: In December 2010, the Financial Accounting Standards Board (FASB) issued new guidance on when to perform the second step in the two-step goodwill impairment test, which is effective for all goodwill impairment tests performed after January 1, 2011. Specifically, if the carrying value of a reporting unit, as computed in step one of the goodwill impairment test, is zero or negative, step two must be performed when it is “more likely than not” that goodwill is impaired; under these circumstances, entities can no longer assume that no impairment exists because fair value, as computed in step two, would generally be greater than zero. In connection with the planned disposal of the Company, goodwill was deemed impaired for the year ended December 31, 2011. See “note 5 – Disposal Plan” for further discussion.

Testing Goodwill for Impairment: In September 2011, the FASB issued new guidance allowing companies to consider qualitative factors before performing a quantitative assessment when determining whether goodwill is impaired, which is effective for goodwill impairment tests performed after January 1, 2012. Specifically, there is no longer a requirement to perform the two-step goodwill impairment test unless the entity determines that based on qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The adoption of this new guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

5.	Disposal Plan

Subsequent to December 31, 2011, the Parent committed to a plan to dispose of the Company and initiated an active plan to identify a buyer. As a result, the Company determined the disposal plan was a triggering event for an analysis of potential impairment of long-lived assets and/or goodwill impairment as of December 31, 2011.

The Company first evaluated the long-lived assets, primarily the intangibles, software, furniture and fixtures for impairment. Based on the results, the Company determined that the estimated undiscounted cash flows associated with the assets exceeded the carrying value of the assets and therefore concluded that these assets were not impaired as of December 31, 2011.

The Company then performed a goodwill impairment test. The Company estimated the fair value of the reporting unit based upon actual offers received for the Company. Based on the results, the Company determined that the carrying value of the reporting unit was in excess of the fair value and recognized goodwill impairment of $16,872,736 for the year ended December 31, 2011.

The following table presents assets measured on a non-recurring basis at fair value during the year ended December 31, 2011:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (level 2)	Significant Unobservable Inputs (Level 3)	Total Loss

Assets

Goodwill	$—	$—	$7,734,840	$16,872,736

Total	$—	$—	$7,734,840	$16,872,736

The Company did not transfer any assets or liabilities between Levels during the year ended December 31, 2011.

The fair value of all other financial instruments reflected in the consolidated statement of financial condition (consisting primarily of receivables from and payables to brokers/dealers and clients) approximates the carrying value due to the short-term nature of the financial instruments and re-pricing characteristics of the financial instruments.

6.	Cash Segregated and On Deposit for Regulatory Purposes

Cash segregated and on deposit for regulatory purposes consisted of the following at December 31, 2011:

December 31, 2011
Cash held at bank	$68,727,322
Funds held at clearing	22,764,726

Total cash segregated and on deposit for regulatory purposes	$91,492,048

7.	Fixed Assets

December 31, 2011
Software	$1,582,702
Furniture and fixtures	18,674

1,601,376
Less: Accumulated depreciation and amortization	(1,167,443)

Total fixed assets-net	$433,933

Depreciation expense was $383,826 for the year ended December 31, 2011.

8.	Goodwill

The Company has recorded goodwill related to a previous acquisition. The following table summarizes changes in the carrying amount of the goodwill:

Balance at December 31, 2010	$22,457,578
Goodwill adjustment for contingent consideration	2,149,998
Impairment	(16,872,736)

Balance at December 31, 2011	$7,734,840

See “note 5 -Disposal Plan” for discussion on the impairment of goodwill relating to the planned disposal of the Company.

9.	Intangible Assets

Intangible assets consist of customer relationships previously acquired by the Parent and are being amortized on a straight-line basis over five years. The Company evaluates the remaining useful life on an annual basis to determine if events or trends warrant a revision to the remaining period of amortization. There have been no revisions to the original useful life estimate.

At December 31, 2011, the Company’s gross carrying amount and accumulated amortization related to the customer relationships intangible asset was $1,310,000 and $917,000, respectively. Amortization expense for the customer relationships intangible assets was $262,000 for 2011. As of December 31, 2011, the annual future amortization expense for calendar years 2012 through 2013 is expected to be $262,000 and $131,000, respectively.

The Company reviews intangible assets for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of the Company’s finite-lived customer relationships intangible asset was evaluated by comparing the undiscounted cash flows associated with the asset to the asset’s carrying amount. The Company did not recognize any intangible asset impairment for the year ended December 31, 2011.

10.	Other Assets

December 31, 2011
Due from customers (net of allowance for doubtful accounts of $280,000)	$338,414
Accounts receivable - other	190,000
Prepaid expenses	28,556
Other	31,312

Total other assets	$588,282

11.	Payables to Brokerage Clients

This amount represents balances payable to brokerage clients in connection with their open commodity positions and the cash held in their account.

12.	Accrued Expenses and Other Liabilities

December 31, 2011
Accrued professional fees	$411,327
Other	1,447,297

Total accrued expenses and other liabilities	$1,858,624

13.	Income Taxes

The components of income tax expense for the year ended December 31, 2011, were:

Current:
Federal	$(305,540)
State	(35,109)

Total current benefit	(340,649)

Deferred:
Federal	(1,139,621)
State	(77,838)

Total deferred benefit	(1,217,459)

Total income tax benefit	$(1,558,108)

Deferred income tax benefit for the year ended December 31, 2011 includes a charge for the establishment of a $5.1 million valuation allowance on deferred tax assets.

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

Deferred income taxes reflect net tax effects of temporary differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities were:

Deferred tax assets (liabilities) were comprised of the following at December 31, 2011:

Deferred tax assets:
Employee compensation, severance, & benefits	$79,514
Reserves and allowances	264,412
Intangibles	4,775,838
Other	182,215

Total deferred tax assets	5,301,979
Valuation allowance	(5,135,653)

Total deferred tax assets after valuation allowance	166,326

Deferred tax liabilities:
Capitalized internal-use software development costs	(161,823)
State and local taxes	(4,503)

Total deferred tax liabilities	(166,326)

Deferred tax liability - net	$—

The following table reconciles the provision to the U.S. federal statutory income tax rate:

Federal income at Statutory Rate	35.00%
State income taxes, net of federal benefit	2.50%
Valuation allowance	-28.83%

Effective Tax Rate	8.67%

On January 1, 2011, the Company did not have any unrecognized tax benefits. During the year ended December 31, 2011, there were no increases or decreases in unrecognized tax benefits. Therefore, there were no unrecognized tax benefits at December 31, 2011. Currently, the Company estimates that the balance of the unrecognized tax benefits will not significantly change during 2012. The Company records accrued interest and penalties pertaining to income tax-related issues, if any, in income tax expense. The Company believes it is no longer subject to U.S. federal and state income tax examinations for the years prior to 2007.

14.	Commitments, Contingent Liabilities, and Off-Balance Sheet Risk

Legal Contingencies -The Company is subject to claims and lawsuits in the ordinary course of business. The Company is also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies.

The Company believes it has strong defenses in all significant matters currently pending and is contesting liability and any damages claimed. Nevertheless, some of these matters may result in adverse judgments or awards, including penalties, injunctions or other relief, and the Company may also determine to settle a matter because of the uncertainty and risks of litigation. Described below are certain matters in which there is a reasonable possibility that a material loss could be incurred. With respect to all other pending matters, based on current information and consultation with counsel, management believes that it does not appear that the outcome of any such matter could be material to the financial condition, operating results or cash flows of the Company. However, predicting the outcome of a litigation or regulatory matter is inherently difficult, requiring significant judgment and evaluation of various factors, including the procedural status of the matter and any recent developments; prior experience and the experience of others in similar cases; available defenses, including potential opportunities to dispose of a case on the merits or procedural grounds before trial (e.g., motions to dismiss or for summary judgment); the progress of fact discovery; the opinions of counsel and experts regarding potential damages; potential opportunities for settlement and the status of any settlement discussions; and potential insurance coverage and indemnification. Often, as in the case of the matters described below, it is not possible to reasonably estimate potential liability, if any, or a range of potential liability until the matter is closer to resolution pending, for example, further proceedings, the outcome of key motions or appeals, or discussions among the parties. Numerous issues may have to be developed, such as discovery of important factual matters and determination of threshold legal issues, which may include novel or unsettled questions of law. Reserves are established or adjusted or further disclosure and estimates of potential loss are provided as the matter progresses and more information becomes available.

The Company is the subject of a patent infringement lawsuit originally filed on February 9, 2010 in the U.S. District Court for the Northern District of Illinois by Trading Technologies International, Inc. seeking injunctive relief and unspecified damages. As reflected in a Second Amended Complaint filed on June 15, 2011, plaintiff alleges infringement of 12 patents relating to real-time display of price quotes and market depth on the Company’s electronic trading interfaces. The case was consolidated with 11 related cases in February 2011, and the parties have exchanged infringement, non-infringement and invalidity contentions for several of the disputed patents. In June 2011 the court stayed discovery to allow summary judgment briefing on the ramifications of a recent Federal Circuit decision. On February 9, 2012, the court issued an order, which granted the Company’s motions for summary judgment, resulting in a substantial narrowing of the scope of plaintiff’s claims. Plaintiff filed a motion for reconsideration of that ruling on March 8, 2012. Plaintiff also filed a motion for certification of judgment for interlocutory appeal. The court denied plaintiff’s motion for reconsideration but granted plaintiff’s motion for certification of judgments of patent invalidity with respect to four of the asserted patents. Since that ruling, the court has continued its stay of discovery. On October 7, 2012, plaintiff filed its opening appeal brief with the United States Court of Appeals for the Federal Circuit. Oral argument on plaintiffs’ appeal is expected to occur in mid to late 2013. Plaintiff’s Complaint does not specify the amount of damages sought. At this time a potential loss or a potential range of loss cannot be reasonably estimated.

The Company was the subject of two unrelated customer complaints pending before the NFA arbitration panels, both cases generally alleging that the firm improperly rejected orders amid the “Flash Crash,” which occurred in May 2010, that allegedly would have allowed the customers to avoid liquidation and losses. The first of these complaints, filed on April 20, 2011, sought $7.5 million in damages. The second complaint, filed on August 8, 2011, sought approximately $5.7 million in damages. One claim was dismissed during mid-2012; the other claim was settled for approximately $0.4 million in mid-2012. This amount had been accrued in the consolidated statement of financial condition at December 31, 2011.

General Contingencies –In the ordinary course of business, the Company enters into contracts that contain a variety of representations and warranties that provide indemnifications to the counterparties under certain circumstances. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company also guarantees the adjusted net capital requirements for some of its introducing brokers. The Company’s maximum exposure under these guarantees is unknown. The Company expects the risk of loss for these items to be remote.

Credit Risk –Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Company’s exposure to credit risk arises from the possibility that a counterparty to a transaction might fail to perform under its contractual commitment, which would result in the Company incurring a loss.

Since the Company does not clear its own futures transactions, it has established accounts with several clearing FCMs for this purpose. This arrangement can and often does result in concentrations of credit risk with one or more of these firms. Such risk, however, is partially mitigated by the clearing FCMs’ obligation to comply with rules and regulations governing FCMs in the United States. These rules generally require maintenance of net capital and segregation of client funds and securities from the holdings of the clearing FCMs. Additionally, the Company attempts to minimize this risk by monitoring the creditworthiness of these clearing FCMs.

Guarantees –The Company guarantees the performance of its client’s trades on an omnibus basis with its clearing FCMs. The Company may have credit exposure if its clients are unable to meet commitments, which could occur in the event of volatile trading markets. The Company requires its clients to meet, at a minimum, the margin requirements established by each of the exchanges at which futures contracts are traded. These margin deposits represent good faith deposits by the clients, which reduce the risk to the Company of a failure on the part of the clients to fulfill any obligation under these contracts. Under certain circumstances, clients may be required to deposit additional funds, securities, or other collateral. The Company may also liquidate certain client positions in order to reduce the risk of loss.

15.	Employee Retirement Plan

Prior to CSC’s acquisition of the Parent, the Company maintained a 401(k) savings plan covering all eligible employees of the Company. As of September 1, 2011, this plan was frozen and a request to terminate the plan is pending with the Internal Revenue Service. The Company did match certain employee contributions and made other additional contributions to this plan.

Upon completing three months of consecutive service, employees of the Company may participate in CSC’s qualified retirement plan, the Schwab Plan ® Retirement Savings and Investment Plan. CSC may match certain employee contributions or make additional contributions to this plan at its discretion. The Company’s contribution expense was $40,190 for the year ended December 31, 2011.

16.	Employee Stock Purchase Plan

Prior to CSC’s acquisition of the Parent, the Parent maintained a stock purchase plan that offered its employees the opportunity to purchase the Parent’s stock at a 5% discount.

Under CSC’s Employee Stock Purchase Plan (ESPP), eligible employees can purchase shares of CSC’s common stock using amounts withheld through payroll deductions, subject to limitations. Payroll deductions are accumulated during six-month offering periods that start each year on February 1st and August 1st. Share purchases are made on the last trading day of each three-month purchase period within the offering period. The three-month purchase periods end on January 31, April 30, July 31, and October 31 of each year. The purchase price for each share of common stock is 85% of the fair market value of the shares on the last trading day of the purchase period. At December 31, 2011, CSC had 45 million shares reserved for future issuance under its ESPP.

17.	Stock Incentive Plans

Prior to CSC’s acquisition of the Parent, the Parent maintained three equity incentive plans: the 2001 Equity Incentive Plan, the 2005 Equity Incentive Plan, and the 2008 Equity Incentive Plan (collectively, the Plans). All of the options outstanding pursuant to the Plans at August 31, 2011 were options to buy common stock of the Parent. Under the terms of the Plans, the Parent granted eligible employees, directors and other individuals performing services for the Company various equity incentive awards including options, restricted stock, restricted stock units or deferred shares. No restricted stock had been issued under any of the Plans.

Prior to CSC’s acquisition of the Parent, the Company was allocated $85,480 of stock-based compensation expense from the Parent under the Plans. As of the date of the acquisition of the Parent by CSC, the Plans were terminated and replaced with CSC’s stock incentive plans; discussed below.

A summary of the Company’s stock-based compensation expense for the year ended December 31, 2011 is as follows:

Stock options	$97,429
Restricted stock units	18,162

Total stock-based compensation expense (1)	$115,591

(1)	Includes stock-based compensation expense under the Parent’s prior equity incentive plans through August 31, 2011, and from CSC’s stock incentive plans through December 31, 2011.

Stock Incentive Plans –Consolidated CSC Information

Employees, officers and directors of the Company participate in stock incentive plans sponsored by CSC. The following is a summary of these plans:

CSC issues shares in respect of exercised stock options and for restricted stock awards from treasury stock. At December 31, 2011, CSC was authorized to grant up to 52 million common shares under its existing stock incentive plans.

As of December 31, 2011, there was $192 million of total unrecognized compensation cost, net of forfeitures, related to outstanding stock options, restricted stock awards and restricted stock units with a remaining weighted-average period of 2.8 years, which compensation expense is expected to be recognized through 2016.

Stock Option Plans

CSC’s stock incentive plans provide for granting options to employees, officers, and directors. Options are granted for the purchase of shares of common stock at an exercise price not less than market value on the date of grant, and expire within seven or ten years from the date of grant. Options generally vest annually over a three-to five-year period from the date of grant. Certain options are granted at an exercise price above the market value of common stock on the date of grant (i.e., premium-priced options).

CSC’s stock option activity is summarized below:

	Number of Options (in millions)	Weighted- Average Exercise $ Price Per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value ($ millions)
Outstanding at December 31, 2010	60	16.41
Granted	13	13.07
Exercised	(8)	12.03
Forfeited	(2)	16.32
Expired	(5)	17.21

Outstanding at December 31, 2011	58	16.20	6.30	4

Vested and expected to vest at December 31, 2011	54	16.31	6.15	4

Vested and exercisable at December 31, 2011	31	17.53	4.24	3

The aggregate intrinsic value in the table above represents the difference between CSC’s closing stock price and the exercise price of each in-the-money option on the last trading day of the period presented.

Information on stock options granted and exercised during 2011 is presented below:

Weighted-average fair value of options granted per share	$4.16
Cash received from options exercised (in millions)	96
Tax benefit realized on options exercised (in millions)	7
Aggregate intrinsic value of options exercised (in millions)	38

Management uses a binomial option pricing model to estimate the fair value of options granted. The binomial model takes into account the contractual term of the stock option, expected volatility, dividend yield and risk-free interest rate. Expected volatility is based on the implied volatility of publicly-traded options on CSC’s stock. Dividend yield is based on the average historical CSC dividend yield. The risk-free interest rate is based on the yield of a U.S. Treasury zero-coupon issue with a remaining term equal to the contractual term of the option. Management uses historical option exercise data, which includes employee termination data to estimate the probability of future option exercises. Management uses the Black-Scholes model to solve for the expected life of options valued with the binomial model presented below. The assumptions used to value CSC’s options granted during 2011 and their expected lives were as follows:

Weighted-average expected dividend yield	0.85%
Weighted-average expected volatility	36%
Weighted-average risk-free interest rate	2.1%
Expected life (in years)	0 to 6.3

Restricted Stock Plans

CSC’s stock incentive plans provide for granting restricted stock awards and restricted stock units to employees, officers and directors. Restricted stock awards and units are awards that entitle the holder to receive shares of CSC’s common stock following a vesting period.

Restricted stock awards and units are restricted from transfer or sale and generally vest annually over a three-to five-year period, but some vest based upon CSC achieving certain financial or other measures. The fair value of restricted stock awards and units is based on the market price of CSC’s stock on the date of grant. The grant date fair value is amortized to compensation expense on a straight-line basis over the vesting period. The total fair value of the restricted stock awards and units that vested during 2011 was $24 million.

CSC’s restricted stock awards and units activity is summarized below:

	Restricted Stock Awards		Restricted Stock Units
	Number of Shares (in millions)	Weighted-Average Grant Date Fair Value $ per Share	Number of Units (in millions)	Weighted-Average Grant Date Fair Value $ per Unit
Outstanding at December 31, 2010	1	$20.49	4	$16.04
Granted	—	—	5	11.94
Exercised	(1)	20.69	(1)	16.28
Forfeited	—	—	—	—

Outstanding at December 31, 2011	—	$—	8	$13.23

17.	Regulatory Requirements

OEC is subject to Regulation 1.17 (Reg. 1.17) under the Commodity Exchange Act, administered by the CFTC and the NFA, which requires the maintenance of minimum net capital. OEC, as a futures commission merchant, is required to maintain minimum net capital equal to the greater of (i) its net capital requirement under Reg. 1.17 ($1,000,000) or (ii) the sum of 8% of the total risk margin requirements for all positions carried in client accounts and 8% of the total risk margin requirements for all positions carried in non-client accounts, as defined in Reg. 1.17.

At December 31, 2011, OEC had a net capital requirement of $1,098,670 and adjusted net capital of $2,792,332. The net capital rules may effectively restrict the payment of cash distributions or other equity withdrawals.

The Company is also required to maintain cash in a segregated reserve account for the exclusive benefit of clients in accordance with regulations of the CFTC. At December 31, 2011, the Company had $90,875,654 in segregated funds relating to U.S.-based futures clients and $3,068,710 in segregated funds related to foreign futures clients pursuant to CFTC Regulation 30.7.

18.	Related-Party Transactions

During the year ended December 31, 2011, the Parent paid $371,887 for certain expenses on behalf of the Company, which are included in professional services expense and other expense. At December 31, 2011, the Company had $529,379 due from affiliate for cash received by the affiliate on behalf of the Company.

During the year ended December 31, 2011, optionsXpress, Inc., an affiliate, paid $91,692 for certain expenses on behalf of the Company, which are included in technology and telecommunication expense. In addition, optionsXpress, Inc. charged $203,448 for support services provided to the Company, which are included in support services charged by affiliate. At December 31, 2011, the Company had payables to affiliates of $490,325 for these expense reimbursements and support services.

19.	Subsequent events

On June 27, 2012, the Parent entered into an agreement with GAIN Capital Group LLC, to sell the Company. The transaction was completed on August 31, 2012. The effects of this transaction are not included in the accompanying financial statements.

The Company has evaluated its subsequent events through November 16, 2012, the date the consolidated financial statements were available to be issued.

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